Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

The Charles Schwab Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Other	Deferred Compensation Obligations	457(h)	$200,000,000	100%(2)	$200,000,000(2)	0.0001102	$22,040

Total Offering Amounts					$200,000,000		$22,040

Total Fee Offsets							—

Net Fee Due							$22,040
(1)

The Deferred Compensation Obligations being registered are general unsecured obligations of The Charles Schwab Corporation (the “Registrant”) to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of The Charles Schwab Corporation Deferred Compensation Plan II (the “Plan”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.